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
                                                                                                       Exhibit 12

                                           _________        For the Year-Ended 12/31
                                    ------------------------------------------------------------------------
                                    9/30/95    1994       1993       1992              1991            1990
                                    -------   ------      -----      -----       ------------    -----------
Income before Income Taxes          $676.0    $614.7*     $790.      $744.5             $693.5          $638.3
                                    =======   ======      =====      ======            =======          ======

Add:
-  Portion of rents
     representative of interest       19.0      25.3      20.9         21.7                 20.2            16.1
                                      ----    ------      ----         -----                 ----           -----

-  Interest on bonds
      mortgages &
      similar debt                    42.9      51.9      56.1         64.7                 73.6            81.2
                                     -----    ------      ----         ----                 ----          ------

-  Other interest                     61.4      54.6      53.7         51.0                 54.3            51.3
                                     -----    ------      ----         ----                 ----            ----

-  Interest expense included
     in cost of plant
     construction                     (4.3)     (6.2)     (6.7)        (6.4)                (9.2)            (8.2)
                                      -----    ------     -----        -----                 -----            -----

-  Income of Unconsolidated
     Venture                             -       3.9        -           5.4                     -             2.2
                                      -----   ------      -----        -----                 -----            -----

Income as Adjusted                  $795.0     744.2    $914.3       $880.9             $832.4          $780.9
                                   =======    ======     =====       ======            =======          ======

Fixed Charges:
-  Portion of rents representative
     of interest                      19.0      25.3     20.9          21.7                 20.2            16.1
                                     -----    ------    -----         -----                 -----            -----

-  Interest on bonds, mortgages &
     similar debt                     42.9      51.9     56.1          64.7                 73.6            81.2
                                     -----    ------    -----         -----                 -----            -----

-  Other interest                     61.4      54.6     53.7          51.0                 54.3            51.3
                                     -----    ------    -----         -----                 -----            -----

                                     123.3     131.8    130.7         137.4               148.1           148.6
                                   =======    ======    =====         ======            =======          ======

Ratio of Earnings to Fixed Charges     6.5       5.6      7.0           6.4                   5.6             5.3
                                   =======    ======    =====        ======            =======          ======

___________________

*      Includes restructuring charge of $227 million.

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